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Brisbane QLD 4000
GPO Box 457 Brisbane QLD 4001
Australia

The Directors
Australian Oilseeds Holdings Ltd
100 Park Rd
Slacks Creeks QLD
By Email: amarjeet.s@energreennutrition.com.au;

15 April 2025

Dear Directors

CONSENT OF INDEPENDENT REGISTRED PBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated 3 December 2024, relating to the consolidated financial statements of Australian Oilseeds Holdings Ltd. (the Company) for the years ended 30 June 2024 and 2023, which are contained in the Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours sincerely,

BDO Audit Pty Ltd (PCAOB ID 2256)

Nigel Batters
Director